Exhibit 10.2

EMPLOYMENT AGREEMENT

PARTIES:	ALLENDALE PHARMACEUTICALS, INC.
a Delaware Corporation (the “Company”)
1400 N. Providence Road
Suite 6010, Building II
Media, Pennsylvania 19063

GENE DETROYER (“Executive”)
357 East 57th Street, Apt. 14B
New York, New York 10022

BACKGROUND: Pursuant to an Agreement and Plan of Merger dated as of January 12, 2007 (the “Merger Agreement”), Synova 2006 Acquisition Corp., (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Synova Healthcare Group, Inc., a Nevada corporation (“Parent”), is merging on the date hereof with and into the Company (“Merger”). Executive was an officer of the Company immediately prior to the Merger, and pursuant to Section 5.3(b) of the Merger Agreement, as a condition to the obligations of the Parent and Merger Sub under the Merger Agreement, Executive and the Company are entering into this Employment Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Term. The Company hereby employs Executive and Executive hereby accepts employment with the Company as the Company’s Vice President, Director of International Operations. Subject to all of the terms and conditions of this Agreement, the term of this Agreement shall be for a period beginning on the date of the effectiveness of the Merger (the “Effective Date”) and ending on January 12, 2008 (the “Initial Term”), unless sooner terminated in accordance with the other provisions hereof (which initial period and any extended period described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall, subject to the following sentence, be automatically extended for one year. The Company or the Executive may elect to terminate any automatic extension of the Term by giving written notice of such election to the other at least 60 days prior to the end of the Initial Term or any renewal term.

2. Duties. Executive shall provide strategic guidance and day-to-day management of the Company’s international operations, as more specifically prescribed by the Company’s President and Chief Operating Officer (initially, David J. Harrison) from time to time. Executive also shall perform such additional duties and functions for and on behalf of the Company, consistent with his position and experience, as are reasonably requested of him from time to time by the President and Chief Operating Officer. Executive shall devote all of his working time, energy, skill and best efforts to the performance of his duties under this Agreement in a manner that will faithfully and diligently further the business and interests of the Company. Executive will faithfully comply with the Company’s corporate policies, as the same may change from time to time.

3. Compensation, Benefits and Expenses.

3.1 Salary. The Company shall pay to Executive a salary at the annual rate of $150,000 (the “Salary”). The Salary shall be reviewed by the Board of Directors of the Company (“Board”) periodically in accordance with the Company’s normal compensation review practices for executive officers subject to minimum annual increases commencing after the Initial Term equal to increases in the Consumer Price Index ( all-items portion, for all urban consumers), as published by the US Bureau of Labor Statistics for the 12 month period ending three months prior to the applicable January 1. The Company shall deduct or cause to be deducted from the Salary and any bonus all taxes and amounts required by law to be withheld.

3.2 Bonus. In addition to his Salary, Executive may be entitled to a bonus to be determined by the Board annually.

3.3 Equity. At the discretion of the Board, the Executive shall be entitled to receive stock options and the like in accordance with any equity incentive plan that may be adopted by the Board.

3.4 Benefits. Executive shall be entitled to participate in all savings, group insurance, disability and other standard employee benefit plans maintained or adopted by the Company, now existing or established in the future, to the extent Executive is eligible under the applicable provisions of those plans.

3.5 Vacation. Executive shall be entitled to three weeks of paid vacation during each year of the Term excluding the Company’s paid holidays.

3.6 Expenses. Executive shall be reimbursed by the Company for all ordinary, necessary and reasonable expenses actually incurred by Executive in the course of the performance of services under this Agreement, subject to compliance with the Company’s generally applicable reimbursement policy and protocol.

4. Termination; Compensation Continuation.

4.1 Termination upon Death. Executive’s employment with the Company shall terminate as of the date of his death, at which time all of Executive’s rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Executive’s heirs, personal representatives or estate shall be entitled to (a) any unpaid portion of Executive’s Salary for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided to Executive’s dependents after the date of termination under the general provisions of the employee benefit plans in which Executive participated as of the date of his death.

4.2 Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Executive from performing the normal duties of a business executive on a full-time basis. If Executive suffers a Disability and the Disability continues for more than four months or for periods aggregating more than four months during any 12 month period, then Company shall have the right to terminate Executive’s employment upon written notice to Executive, at which time all of Executive’s rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to (a) any unpaid portion of Executive’s Salary for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided after the date of termination under the general provisions of the employee benefit plans in which Executive participated as of the date of termination.

4.3 Termination by Company for Cause. The Company may, upon written notice to Executive, immediately terminate Executive’s employment for Cause. “Cause” shall exist if (i) Executive materially breaches any provision of this Agreement, and such breach remains unremedied to the satisfaction of the Board for 5 days after notice thereof is given to Executive; (ii) Executive is indicted, convicted or pleads “no contest” to, a felony, or any other conduct of a criminal nature (other than traffic violations); (iii) Executive engages in fraud, embezzlement or any other illegal or wrongful conduct, including violations of securities laws, that is substantially detrimental to the Company or any Affiliate, or their respective reputations; (iv) Executive takes action (or fails to take action) that Executive knew or should have reasonably known was likely to materially damage the business of the Company; (v) Executive is grossly negligent in the performance of, or willfully disregards, his obligations hereunder; (vi) Executive intentionally imparts material confidential information relating to the Company or any Affiliate to competitors or to other third parties other than in the course of carrying out Executive’s duties; (vii) Executive fails to obey the lawful directions of the Chief Executive Officer, the President or Board or willfully violates any Company policy which materially damages the business of the Company; or (viii) Executive engages in conduct that brings the Company or its Affiliates into public disgrace or disrepute. Upon a termination of Executive’s employment for Cause, all of Executive’s rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to (a) any unpaid portion of Executive’s Salary for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided after such date under the general provisions of the employee benefit plans in which Executive participated as of the date of termination.

4.4 Termination without Cause. The Company may, upon written notice of at least 30 days to Executive, terminate Executive’s employment without Cause.

4.5 Return of Materials upon Termination. Upon termination of Executive’s employment with the Company, regardless of the reason and as a condition of payments due hereunder from the Company, Executive (or his heirs, personal representatives or estate) shall promptly return to Company all documents (including all copies thereof) and other materials and property of the Company, or which pertains to any of their businesses, including without limitation all correspondence files, customer and prospect lists, price lists, contracts, software, manuals, technical data, forecasts and budgets, in Executive’s possession or control, no matter from whom or in what manner acquired.

4.6 Severance.

4.6.1 Termination With Cause. In the event that this Agreement is terminated by the Company for Cause, or if Employee terminates this Agreement for any reason, the Company shall have no obligation to make any further payments to or for Employee including, without limitation, any severance benefits.

4.6.2 Termination Without Cause. In the event that this Agreement is terminated by the Company without Cause, the Company shall pay Employee a severance payment in an amount equal to Employee’s Base Salary for one (1) year, to be paid as salary continuation or as a lump sum, at the Company’s option.

5. Discoveries. Executive shall communicate to the Company, in writing when requested, and preserve as proprietary and confidential information of the Company, all marketing strategies, new product ideas, and other works and ideas, whether or not patentable or copyrightable, pertaining in any manner to the Business (as defined in Section 6.1.1), that are developed or conceived by Executive, whether alone or jointly with others, at any time (during or after business hours) during the term of Executive’s employment with the Company. All such works and ideas shall be the Company’s exclusive property, and Executive hereby irrevocably assigns to the Company any rights, title and interest in and to any and all such works and ideas of Executive thereto. Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protected by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). At the Company’s expense, Executive shall, at any time and from time to time (including, without limitation, after termination of Executive’s employment with the Company), (a) sign any documents and take any other actions that the Company deems necessary to confirm their ownership of such works and ideas, and (b) otherwise fully cooperate with the Company to allow them to take full advantage of such works and ideas.

6. Restrictive Covenants of the Executive.

6.1 Certain Acknowledgements. Executive expressly acknowledges that:

6.1.1 “Business” means and includes design, development, production, licensing, marketing and sale of (i) women’s personal care products; (ii) contraceptives; and (iii) over-the-counter and point-of-care diagnostic tests that allow consumers and healthcare professionals to diagnose and/or monitor health conditions.

6.1.2 the Business is highly competitive, is marketed throughout the United States and may be marketed in many other locations worldwide;

6.1.3 during his tenure as an employee of the Company, he will have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information of the Company and its Affiliates, such knowledge and information must be kept in strict confidence to protect the Business for the benefit of the Company’s and its Affiliates competitive position in the marketplace; and such confidential information could be useful to competitors of the Company for indefinite periods of time; and

6.1.4 the covenants of this Section 6 (the “Covenants”) are a material part of the Agreement between the parties hereto and are an integral part of the obligations of the Executive hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the Company.

6.2. Nondisclosure Covenants. At all times after the date hereof, except with Board’s prior written consent, or except in connection with the proper performance of services for and as an employee of the Company, Executive shall not, directly or indirectly, in any capacity:

6.2.1 communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the Company or its Affiliates or concerning any of its business, databases, assets or financial condition, no matter when or how such knowledge or information was acquired, including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) designs, concepts, know-how, user manuals, technical manuals and other documentation for communications networks and related technologies; (v) employment and payroll records; (vi) forecasts, budgets, acquisition models and other nonpublic financial information; and (vii) expansion plans, management policies, methods of operation, and other business strategies and policies; including acquisition strategies, policies and acquisition targets, or

6.2.2 disclose, use or refer to any proprietary products or services or other confidential or proprietary knowledge or information of the Company or its Affiliates, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the Company.

6.3 Noncompetition Covenants. During the Term and for a period ending two years after termination of employment with the Company, except with the Board’s prior written consent, Executive shall not, directly or indirectly, in any capacity, at any location worldwide:

6.3.1 solicit, divert or appropriate or attempt to solicit, divert or appropriate for the purpose of competing with the Company, any Person who, during and after Executive’s employment with Company, was a customer or employee of the Company, to become a customer or employee of any other Person that conducts a business competitive with the Business of the Company and its Affiliates as such is conducted by the Company during the Term; or

6.3.2 establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, or act in any other capacity (with or without compensation) for any Person that conducts a business competitive with the Business of the Company and its Affiliates as such is conducted by the Company and its Affiliates during the Term.

6.4 Certain Exclusions. For purposes of this Section 6, confidential and proprietary knowledge and information of the Company shall not include any knowledge and information that (i) is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 6 or (ii) required by law, regulation or court order to be disclosed, provided that prior written notice is given to the Company, and the Executive, to the extent legally permitted, uses reasonable efforts to provide the Company a reasonable opportunity to obtain a protective or similar order prior to such disclosure. The ownership by Executive of not more than one percent of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants contained in Section 6, even if such public company competes with the Company.

6.5 Enforcement of Covenants. Executive expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants will result in irreparable injury to the Company for which money damages could not adequately compensate. If a breach of the Covenants occurs, the Company shall be entitled, in addition to all other rights and remedies that the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Executive or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant, provided, however, that such extension will only apply if the Company commences such litigation prior to the end of the fixed term of any such covenant.

6.6 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

7. Miscellaneous.

7.1 Prior Agreements and Claims.

7.1.1 Executive represents and warrants to Company that (a) there are no restrictions, contracts, agreements or understandings to which Executive is a party or by which he is bound that would prevent or make unlawful his execution of this Agreement and his employment with the Company hereunder, (b) his execution of this Agreement and his employment with the Company hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, (c) he is free and able to execute this Agreement and enter into employment with the Company hereunder, and (d) this Agreement supersedes all prior employment and benefits agreements between Executive and Company.

7.1.2 Executive hereby irrevocably, unconditionally and completely releases, acquits and forever discharges the Company, each subsidiary of the Company and their respective affiliates, successors and assigns (collectively, the “Releasees”) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, relating to any written or oral agreements or arrangements entered into, and any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the date of this letter, including, without limitation, any Claim (a) to the effect that the undersigned is or may be entitled to any compensation, equity or other securities, benefits or perquisites from the Company or any of its direct or indirect subsidiaries or partnerships, or (b) otherwise arising (directly or indirectly) out of or in any way connected with the undersigned’s employment or other relationship with the Company or any of the other Releasees. For purposes of this Section, “Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including (y) any unknown, unsuspected or undisclosed claim; and (z) any claim or right that may be asserted or exercised by the undersigned in the undersigned’s capacity as a stockholder, director, officer or employee of the Company or Releasees or in any other capacity.

7.2 Assignment. Company may assign its rights and duties under this Agreement to any entity that is the successor, by operation of law or otherwise, to the business of Company, and the nature of Executive’s duties under this Agreement do not change in any material respect. This Agreement, being for the personal services of Executive, shall not be assignable by him.

7.3 Definition of “Person.” As used herein, “Person” means any individual, sole proprietorship, joint venture, partnership, limited liability company, company, bank, association, cooperative, trust, estate, government, governmental, administrative or regulatory body, or other entity of any nature.

7.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to his most recent address of record with the Company. Notice to Company shall be sent to the Company’s headquarters to the attention of the Chairman of its Board, with a copy to Synova

Healthcare Group, Inc., 1400 N. Providence Road, Suite 6010, Building II, Media, Pennsylvania 19063, Attention: Stephen E. King. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 7.4, provided that any such change of address notice shall not be effective unless and until received.

7.5 Controlling Law, Jurisdiction and Process. This Agreement and all disputes or controversies between the parties, shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action involving or relating to this Agreement, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Pennsylvania , (b) each of the parties irrevocably waives the right to trial by jury, and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.4 hereof.

7.6 Other Provisions. This Agreement states the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. This Agreement shall bind, benefit and be enforceable by and against Executive and his heirs, personal representatives, estate and beneficiaries, and Company and its successors and assigns. No amendment or modification of this Agreement, and no waiver of any provision of this Agreement or any breach or default thereof, shall be effective unless in writing and signed by the party against whom enforcement is sought. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

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WITNESS THE DUE EXECUTION AND DELIVERY HEREOF ON AND AS OF JANUARY 12, 2007.

ALLENDALE PHARMACEUTICALS, INC.

By:	/s/ Robert Staab
Name:	Robert Staab
Title:	Chairman

EXECUTIVE

/s/ Gene Detroyer
Gene Detroyer

{Signature Page To Employment Agreement}